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                                  Exhibit 99.1

        SYMBOL TECHNOLOGIES ANNOUNCES ADVERSE RULING IN SMART MEDIA CASE
                              SYMBOL TO FILE APPEAL

     HOLTSVILLE, N.Y. - May 6, 2004 - Symbol Technologies, Inc. (NYSE:SBL) today announced that a judgment has been entered in the Smart Media case against its wholly owned subsidiary, Telxon, in favor of Smart Media in the amount of approximately $218 million plus statutory interest from September 17, 2003--the date of the verdict. This amount includes an award of approximately $6 million to an individual. The Court also granted the individual's motion to add Symbol as an additional counterclaim defendant. The Court denied Telxon's motions for judgment notwithstanding the verdict, for a new trial and for reduction in the verdict. The Court also denied Telxon's motion to stay execution of the judgment.

     The Court denied Smart Media's and the individual's request for prejudgment interest. The Court did not set a bond amount for appeal.

     Symbol and Telxon intend to appeal the judgment, and will also seek to stay execution of the judgment pending appeal. Symbol and Telxon will post a bond if required to stay execution of the judgment pending appeal.

     Telxon believes there are a number of bases to challenge the judgment, including that the jury's verdicts were based upon inadmissible evidence being improperly provided to the jury during its deliberations; that the absence of liability on the part of Telxon was conclusively established by the


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documents in evidence; and that the amounts awarded to Smart Media were based on legally irrelevant projections, and are wildly speculative, particularly given that Smart Media never had any revenue or profits. In addition, Telxon believes that the verdicts incorrectly awarded damages more than once for the same alleged injury by adding together two separate awards for lost profits, and by improperly combining different measures of damages. Symbol believes that the court improperly applied the de facto merger doctrine in adding it as an additional counterclaim defendant.

     In 1999, Smart Media and certain of its principals filed claims against Telxon alleging that after discussions between the two companies, Telxon did not form a business alliance with Smart Media or provide financial support to develop the "Smart handle" product, resulting in financial losses for Smart Media.

     Telxon was acquired by Symbol Technologies in 2000 through a merger of Telxon with one of Symbol's wholly owned subsidiaries. The Smart Media claims against Telxon were brought prior to Symbol's acquisition of Telxon.

     Symbol will host a teleconference at 9 a.m. ET on Friday, May 7 to discuss this development. Those interested in participating in the conference call should dial 719-457-2649, access code # 384711 at least 10 minutes prior to commencement of the call.

ABOUT SYMBOL TECHNOLOGIES

Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing


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platforms, wireless infrastructure, mobility software and Symbol Enterprise
Mobility Services. Symbol's end-to-end, real-time enterprise mobility solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and uncover competitive advantages. Symbol is a trusted advisor to the world's leading retailers, transportation and logistics companies, manufacturers, public sector and government agencies, as well as healthcare, hospitality and security providers. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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FOR MEDIA INFORMATION:

Patricia Hall
Symbol Technologies, Inc.
631-738-5636
hallp@symbol.com
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FOR FINANCIAL INFORMATION:

Nancy Tully
Symbol Technologies, Inc.
631-738-5050
tullyn@symbol.com
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